HYNES & HOWES INSURANCE COUNSELORS, INC.
Statistical Data for Form 10
September 30, 1996



                                                   September 30,
                           1996        1995        1994        1993       1992
1. Net Operating
       Revenues      $  172,045  $  176,577  $  186,951  $  218,176  $ 298,196

2. Income (Loss) from
      Operations     $   15,397  $   13,662  $   12,414  $ (91,052)  $(112,644)
   Per Share Earnings
      (Loss)         $      .00  $      .00  $      .00  $    (.01)  $    (.01)

3. Working Capital   $  (18,162) $   (2,881) $    4,364  $   1,907   $    6,685

4. Total Assets      $1,697,069  $1,730,796  $1,867,319  $1,880,439  $1,694,175

5. Long Term Obligations
    Mortgage Payable $  991,555  $1,034,062  $1,072,540  $1,117,125  $1,147,729
    Commission Payable        -           -      81,000      81,000           -

6. Cash Dividends per
     Common Share    $      .00  $      .00  $      .00  $      .00  $      .00